                              Individual, Inc.                      Exhibit 11.1
                    Computation of Weighted Average Shares
                   Used in Computing Loss Per Share Amounts

                                                                          Primary              Fully Diluted         Supplemental
Type of Security                                                           Shares                Shares              Shares (1)
-----------------------------------------------------------------        -----------           ------------          ------------
For the twelve months ended December 31, 1995:
   Common stock less shares held in treasury, beginning of period          1,666,002              1,666,002             1,666,002
   Cheap stock outstanding during the period (2)                             315,821                315,821               315,821
   Weighted average common stock issued during the period                     12,341                 12,341                12,341
   Conversion of preferred stock and redeemable preferred stock
      into common stock (1)                                                        -                      -             7,625,210
                                                                         -----------           ------------          ------------
        Weighted average shares of common stock outstanding                1,994,164              1,994,164             9,619,374
                                                                         ===========           ============          ============

        Net loss per common share                                             ($4.05)                ($4.05)               ($0.67)
                                                                         ===========           ============          ============
For the twelve months ended December 31, 1996:
   Common stock less shares held in treasury, beginning of period          1,713,096              1,713,096             1,713,096
   Common stock outstanding during the period                              3,335,909              3,335,909             3,335,909
   Weighted average treasury stock repurchased during the period              (1,233)                (1,233)               (1,233)
   Weighted average conversion of preferred stock and redeemable
      preferred stock into common stock (1)                                5,949,340              5,949,340             7,625,210
                                                                         ===========           ============          ============
     Weighted average shares of common stock outstanding                  10,997,112             10,997,112            12,672,982
                                                                         ===========           ============          ============

     Net loss per common share                                                ($4.68)                ($4.68)               ($4.03)
                                                                         ===========           ============          ============
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(1) Upon completion of the public offering on March 20, 1996, the redeemable preferred stock and preferred stock converted to 7,625,210 shares of common stock. Accordingly, the supplemental earnings per share calculation has assumed the conversion of all shares of redeemable preferred stock and preferred stock, effected for the 3-for-2 split, at the beginning of each period presented.
(2) In accordance with the Securities and Exchange Commission, issuances of common stock and common stock equivalents, within one year to the initial filing of the registration statement, at share prices below the assumed initial public offering price of $14.00 per share (cheap stock), are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method, since the inception of the Company.